AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 24, 2014
Registration Statement No. 333-188808

UNITED STATES
SECURITIES AND EXCHANGE COMMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FIRST NBC BANK HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Louisiana	14-1985604
(State of incorporation or organization)	(I.R.S. Employer Identification Number)
210 Baronne Street New Orleans, Louisiana 70112
(Address of principal executive officers and zip code)

FIRST NBC BANK HOLDING COMPANY STOCK INCENTIVE PLAN
(Full title of the plan)

Ashton J. Ryan, Jr.
President and Chief Executive Officer
First NBC Bank Holding Company
210 Baronne Street
New Orleans, Louisiana 70112
(504) 566-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non−accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b−2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐

EXPLANATORY NOTE
The registrant files this post-effective amendment to deregister certain securities originally registered under the Registration Statement on Form S-8 (File No. 333-188808) filed with the Securities and Exchange Commission on May 23, 2013 (the “Registration Statement”) with respect to 1,318,000 shares of the registrant’s common stock, par value $1.00 per share (the “Common Stock”), registered for issuance under the First NBC Bank Holding Company Stock Incentive Plan (the “2006 Plan”).
On May 22, 2014, the shareholders of the registrant approved the First NBC Bank Holding Company 2014 Omnibus Incentive Plan (the “2014 Omnibus Plan”). As part of the proposal to approve the 2014 Omnibus Plan, the Board of Directors terminated the 2006 Plan with respect to new awards, effective as of the close of business on May 22, 2014. Outstanding awards previously granted under the 2006 Plan are not affected by termination of the 2006 Plan, the terms of which will continue to govern such previously granted awards.
As of close of business on May 22, 2014, there were 273,724 shares available for issuance and not subject to outstanding awards under the 2006 Plan. Between May 22, 2014 and the date of this Registration Statement, 1,203 awards previously issued under the 2006 Plan were forfeited, canceled or otherwise terminated. Accordingly, the registrant deregisters 274,927 shares that have not been and will not be issued under the 2006 Plan. As of November 21, 2014, an aggregate of 834,670 shares remain subject to outstanding stock options previously granted under the 2006 Plan. The Registration Statement will remain in effect to cover the potential issuances of shares in accordance with the terms of those outstanding stock options. If any shares subject to those outstanding stock options, or if any restricted stock awards, under the 2006 Plan subsequently become available for issuance under the 2014 Omnibus Plan as a result of the forfeiture, cancellation or termination of such awards, the shares subject to such awards will become available for issuance under the 2014 Omnibus Plan. One or more future post-effective amendments to the Registration Statement will be filed to deregister such shares under the Registration Statement.
On November 13, 2014, the registrant filed a Registration Statement on Form S-8 with the Securities and Exchange Commission to register, among other shares, the shares of Common Stock authorized for issuance under the 2014 Omnibus Plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in New Orleans, Louisiana on the 24th day of November, 2014.

FIRST NBC BANK HOLDING COMPANY

By:	/s/ Ashton J. Ryan, Jr.
Ashton J. Ryan, Jr.
Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities on the 24th day of November, 2014.

Signature		Title

By:	/s/ Ashton J. Ryan, Jr.	Chairman of the Board, Chief Executive Officer, President and Director
	Ashton J. Ryan, Jr.	(Principal Executive Officer)

By:	/s/ Mary Beth Verdigets	Executive Vice President and Chief Financial Officer
	Mary Beth Verdigets	(Principal Financial and Accounting Officer)

By	*	Director
William Carrouche

By:	*	Director
John F. French

By:	*	Director
Leander J. Foley, III

By:	*	Director
Leon L. Giorgio, Jr.

By:	*	Director
Shivan Govindan

By	*	Director
L. Blake Jones

By:	*	Director
Louis V. Lauricella

By:	*	Director
Mark G. Merlo

By:	*	Director
Dr. Charles C. Teamer

By:	*	Director
Joseph F. Toomy

*By:	/s/ Ashton J. Ryan, Jr.
Ashton J. Ryan, Jr.
Attorney-in-Fact